EXHIBIT 99.1

APAC Customer Services Announces Opening of Second
Philippines Facility

— Construction of Third Site in the Philippines Underway —

Deerfield, IL, June 20, 2006 – APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer care service and solutions, today announced the commencement of operations at its second customer care center in the Philippines. The 425-seat facility brings APAC’s total capacity in the Philippines to more than 1,650 seats. A third site is also currently under construction in the Philippines.

Bob Keller, APAC Customer Services’ CEO, commented, “The expansion of our offshore capacity is a key element of the strategy we have been implementing to reposition APAC for growth and profitability. Our new facilities will enable us to further realign APAC’s cost structure and enhance the effectiveness of our operations, while continuing to provide the high quality, value-added services our blue chip clients need.

“We are very pleased with the response of our clients, particularly in the important healthcare vertical, to our offshore offering. Our operations in the Philippines are proceeding very smoothly, and we look forward to bringing our second site there into full production during the second half of 2006.”

APAC signed a letter of intent for its third facility in the Philippines, a 2,000-seat site, in May 2006. The company currently expects a portion of this facility to be in production by December 2006 and the remainder to be in production by mid-2007.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care service and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management, are forward-looking statements.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to know and unknown risks, uncertainties and other factors, which may cause actual events and results to differ materially from historical results or the future results expressed or implied by the forward-looking statements.  The Company intends its forward-looking statements to speak only as of the date on which they were made.  The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

Refer to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and its subsequent filing on Form 10-Q for the fiscal quarter ended April 2, 2006 for a description of important factors that could cause the Company’s actual results to differ materially from those expressed or implied in its forward-looking statements. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

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Company Contact:	Investor Relations Contact:
George H. Hepburn III, CFO APAC Customer Services, Inc. 847-374-4995 GHHepburn@apacmail.com	Jody Burfening/Harriet Fried Lippert/Heilshorn & Associates 212-838-3777 HFried @lhai.com